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                                                                   EXHIBIT 3.4.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       CHANTAL PHARMACEUTICAL CORPORATION

               (UNDER SECTION 242 OF THE GENERAL CORPORATION LAW)


      CHANTAL PHARMACEUTICAL CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      FIRST:   The name of the Corporation is Chantal Pharmaceutical
Corporation.

      SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article "FOURTH" thereof and by substituting in lieu of said sentence the following provisions:

               "FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 51,000,000, divided into 1,000,000 shares of Preferred Stock, par value $.10 per share, and 50,000,000 shares of Common Stock, par value $.01 per share."

      THIRD:   The Amendment to the Certificate of Incorporation herein
certified has been duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this 17th day of July, 1997.


                                       /s/Chantal Burnison
                                       --------------------------------------
                                       Chantal Burnison, Chairman of
                                        the Board and Chief Executive Officer